Exhibit 99.2

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

Operator:	Good morning everyone, thank you all for holding and welcome to the Memry Second Quarter 2006 Earnings Release conference call with your host Mr. Bob Belcher, acting Chief Executive Officer, Senior Vice-President for finance and administration, Chief Financial Officer, Corporate Secretary and Director. Today’s conference will begin with a presentation followed by a question and answer session. Instructions on that feature will follow later in the program. I would now like to turn the call over to Mr. Belcher. Please go ahead, sir.

Robert Belcher:	Thank you operator. Good morning and welcome to Memry Corporation’s second fiscal quarter 2006 Earnings conference call. I am Bob Belcher acting President and Chief Executive Officer and Chief Financial Officer. Dean Tulumaris our Chief Operating Officer joins me this morning. Before we begin, I need to inform you that this morning’s discussion contains forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I want to request that those of you who would like to ask questions at the conclusion of my prepared remarks, ask no more than two questions at a time enable us many as we would like to address

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

questions to us. For any reporters who maybe on the call, we would ask that you refrain from addressing questions to us during the call. However, following the call, Dean and I will be available at our main number 203-739-1100 to answer any follow up questions.

Second quarter revenue for Memry was up 28% to $12.65 million, compared with $9.88 million last year, including a one-time charge for separation expenses associated with retirement of our Chief Executive. We had a net loss of ($236,000) or ($0.01) per diluted share compared with net income of $406,000 or $0.01 per diluted share in the comparable quarter a year ago. We had a negligible operating loss of $12,000 versus operating income of $930,000 in the comparable quarter last year. Revenue for our first six months was up 33% to $25.3 million from $19 million in first six months of FY ’05. Including the charge for separation expenses of $1.13 million, net income dropped by $845,000 to $265,000 or $0.01 per diluted share in our first six months compared to $1.11 million or $0.04 per diluted share for the same period in FY ’05. Operating income was $1.17 million compared with $2.1 million in the first six months of FY 2005.

Our revenue increase was boosted by the inclusion of polymer products revenue for the full fiscal quarter, but the good news is we also had solid gains in revenue from sales of Nitinol products which rose 7% in the quarter to $8.8 million and for the six months increased 4% to $18.1 million. Our Nitinol business benefited from increases in sales of super elastic tube and tube based stent components as well as increased revenue from prototype developments. These gains were partially offset by slippage in shipments of arch wire and micro coil products. Polymer segment revenue for the quarter was $3.9 million and was $7.4 million for the six months ended December 31st, 2005. We are very pleased with the continued progress of the polymer business.

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

Gross margin in the quarter improved slightly from 38.7% to 39.2% reflecting the higher level of revenue in the quarter from our polymer business, which has a higher gross margin than shape memory alloys. Operating expenses increased by $2.1 million during the quarter with $1.13 million of that increase is attributable to the one-time expense associated with the retirement of Jim Binch and the balance of the increase due to the additional cost associated with supporting the incremental Putnam revenue, expenses associated with the company adopting SFAS 123 (R) of $184,000, an additional legal accounting and personal cost.

Our balance sheet continues to be strong, we had a very healthy cash position at the end of quarter of $5.4 million. As we have said in the press release, we remain optimistic about the second half of fiscal 2006. We recently entered into a three-year contract extension with one of our major customers and we anticipate several of the new product programs we have been working on will begin to generate meaningful revenue and profits as we move through the balance of this calendar year.

Now we will be happy to take your questions operator.

Question:	I’m an investor with your company here for a while. Did you fill those — I guess this has been run by an engineer more than you are, you are a numbers man — are you going to continue running this thing or is the company making a search for somebody who is more engineering minded?

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

Robert Belcher:	The company has implemented a search for a new chief executive. We have retained an executive search firm. They’ll actually be looking at people with all sorts of backgrounds. I think the educational background is just one of many things that we will be looking at. So we have an ongoing search with a firm in Boston that will be looking at both internal and external candidates.

Question:	But your intention is not to continue running the company yourself, is that correct or —?

Robert Belcher:	I am not going to get into particulars about the search activity. The search firm will be interviewing people inside and outside the company and at the moment I am running the company.

Question:	Okay. I understand. My next question is Memry has always been a company that was very conservative with debt and I know you guys went into the debt business here when you bought out Putnam last year. Will it be the policy going forward here for the company to get back into a position, I assume you don’t make any other acquisition, which I know you guys are kind of looking at? Are you going to kind of move back into a position here, the low debt or no debt situation?

Robert Belcher:	Right now our debt to equity ratio is under 0.5. So we are not a very leveraged firm at the moment. We did take on some debt to purchase Putnam, which would be customary. At the end of last fiscal year we paid off a fairly significant portion of our subordinated debt. Going forward, we are going to be investigating other potential acquisitions. If we find something that fits well, we would almost certainly use debt and probably some form of equity, in which case we would refinance

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

the whole balance sheet. If we don’t do an acquisition, then it is likely at some point we will continue to retire our existing debt. It will just depend on our cash plans going forward.

Question:	Okay. Well it looks like you had a good quarter overall. I congratulate you on it and —.

Robert Belcher:	Well, we had said last year that the first half of the year would be fairly soft and actually it was okay, but not what we hope to do and we are anticipating that things will get somewhat better in the second half.

Question:	Well sounds good I guess, keep up the good work.

Robert Belcher:	All right. Thank you very much.

Question:	I am a little worried, I see of course that revenues have risen nicely, but ignoring the severance cost we have had the cost of goods sold, the G&A has risen by more than the increase in revenue. And so, profits as a result — again ignoring the severance cost, profits are not keeping pace with the rising revenue, profitability is declining. Long term, is it got to be a worry, what exactly is going on here?

Robert Belcher:	Operating expenses as a percentage of revenue this quarter and for the first six months were negatively affected by the separation charge. In addition to that, keep in mind that we have charges this year that hurt comparisons to our prior year. We did not have any previous charge for options expense on this quarter. That was about $184,000 in total. For the first half of the year I think it’s around $350,000. We also had some other somewhat unusual expenses to run through our G&A this quarter, but overall, I tend to support what you say that we

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

need to bring that expense ratio down. We need to do it absolutely and we hope to be able to grow our revenue, which will make the percentage drop. So I think it’s a combination of managing the G&A as well as growing revenue.

Question:	Okay. Do you think that the SG&A as a percentage will decline in the last half?

Question:	Yes, I do.

Question:	Are you able to give us a little bit of a comparative breakout of the growth in the Polymer business this year versus last year, I understand you did it with Nitinol but you didn’t do Polymer, it will be helpful to understand how that business is developing under your ownership?

Robert Belcher:	I’m going to let Dean speak about that. I’ll just mention that for the Polymer segment we had revenues in the second quarter ‘05 of about $1.6 million and they are about $3.9 million in this segment. Keep in mind that we purchased Putnam in the middle of the quarter last year, so that’s not an apples-to-apples comparison. It has grown nicely during the last year. I’ll let Dean say a few words about the kind of things that have driven that growth.

Dean Tulumaris:	The Polymer business has grown very significantly for us. There are a couple of key attributes or products that are leading that charge. One is the jacketing of guide wires, which have really increased our capability and we have really focused on that capability in growing the business. The other process that we are working on is secondary ops in our extrusion business, where we are grinding, tipping, adding secondary ops in over-molding and providing insert molding in various

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

product lines. So we are really focused on moving up the food chain in secondary ops with value added capabilities with the polymer business going forward.

Question:	Okay. Can you give us a little bit more color on what types of things you believe will be driving the second half growth? You’ve expressed optimism again in the second quarter that you have had some prototyping that’s impacted Nitinol revenues. Well, can you try to give us a little more sense of what kinds of products and what kinds of things will be happening in the back half of the year?

Robert Belcher:	I’ll let Dean speak to that. Again without getting into specific product or customer names, but telling you basically the types of the products and what they would do.

Dean J. Tulumaris:	First and foremost, a lot of these products are spread amongst the array of customer bases that we are looking at as we grow the Nitinol business. Examples of products are a femoral artery stent as well as a female urinary incontinence device, a delivery syringe, some urological applications and then also some Nitinol tubing for a reentry device in the medical industry. So we are really focusing on spreading and building our capabilities beyond our core capabilities that we have right now with a wide based array of customers moving forward.

Robert Belcher:	I think most of those products that you just mentioned are components involving value-added to traditional tube or wires. So, both in the Nitinol and the Polymer segment the clear focus is to do more, provide additional value for customers.

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

Question:	And can you give us any sense of what the potential range or even some — to think of the financial opportunity or magnitude this can be whether in the next — in the second half of the year or more broad base to look out there, because it’s just very hard to give any context at the moment?

Robert Belcher:	I really can’t give a specific numerical forecast. Perhaps, looking at the third quarter I would be comfortable in saying is that we expect the second half to be stronger than the first half. Once we have some results to talk about it we probably will be able to provide a little more context. One of the reasons we do this is Memry is a difficult company to forecast on a quarter-to-quarter basis. Year-over-year it’s much easier for us to see longer-term trends.

Question:	Yeah. That’s why I was even asking broadly to kind of even the market sizes that you think exists for the new products that you are laying out any sense of just the size of the markets, forget about what you might what you not get, I just don’t have that kind of —

Robert Belcher:	The markets Dean mentioned earlier which involve Memry’s Nitinol and Putnam’s jacketing and other secondary operations are a very large segment, one that we’re talking to several firms about. Some of these newer prototypes we are working on could be really big winners or not. That’s why it’s difficult for us to forecast.

Question:	I’ll ask one more question and then I will be quiet for other people given that upheaval in the — just the M&A and all the different things going on with some of the big Med device companies, how does that impact positively or negatively kind of your new products in your business in general?

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

Robert Belcher:	It doesn’t have a short-term impact at us really at all, but it causes a lot of conversation. What we have experienced over the years is that we do a lot of work, make a lot of prototypes, do a lot of development with small medical device startups and then the successful ones invariably get acquired by the larger ones. Over the years that has sometimes helped Memry gain business with a large firm where we had not previously done much business. But the kind of the turmoil, the discussions and the newspaper articles don’t have a real short term impact on us, particularly in the Nitinol side of the business. The nature of the approval cycles and the difficulty getting these manufacturers approved means that there are usually not rapid changes no matter who is doing what.

Question:	Could you just simply give us what the polymer revenues would have been you know second quarter versus a year ago on a Pro Forma basis?

Robert Belcher:	We don’t pro forma it specifically like that. But I would say, from when we did the deal with Putnam till now, they are probably up something like 25% to 35% on a run rate basis.

Question:	Okay. All right, that is helpful. And also the tax rates in the second, I guess for the six months actually and 57%, what cause that spike and what do you think it’s going to look like for the full year?

Robert Belcher:	That’s a good question. That’s because Memry issues incentive stock options and under new guidelines once we are expensing options, certain types of options are not deductible for federal income tax purposes in the period that they are issued. They will now be

Memry 2nd Quarter Earnings 2006

Memry Corp.

February 14, 2006

deductible usually when they are exercised, so that’s what caused the big jump this quarter. Actually we’re going to review our plan and change the type of options that we issue in the future. The number itself for a few years probably won’t be that different as far as the options impact on taxes, but the impact on the percentage of pre tax income will drop as that number goes up.

Question:	Yeah, so for the full year what do you think the tax rate might look like.

Robert Belcher:	Again I wouldn’t try to forecast the full year, certainly not for that because it’s a very tricky number, keep in mind of course that Memry because of our deferred tax assets doesn’t actually pay much at all in the way of federal income taxes, so this is a book impact.

Question:	Sure, I noticed also goodwill is up slightly for the six months.

Robert Belcher:	Goodwill is up slightly because of our original contractual arrangements with the owner of Putnam. We made a small payment of tax gross up to him as part of our agreement.

Question:	Got it okay thanks a lot.

Robert Belcher:	Thank you.

Operator:	It appears we have no further questions.

Robert Belcher:	Thank you very much operator and thank you all for calling. We hope to speak with you again after our Third quarter around the beginning of May. Thank you very much.